BDO Seidman, LLP
Accountants and Consultants

330 Madison Avenue
New York, New York 10017
Telephone: (212) 885-8000
Fax: (212) 697-1299

Henry Schein, Inc.
New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3/A dated January 15, 2005, Form S-3 dated February 28, 2001, June 21, 2001 and August 22, 2000 and the Registration Statements on Form S-8 dated January 14, 2004, July 2, 2002, April 19, 2000, November 10,1997, August 8, 1992 and June 7, 1996 of Henry Schein, Inc. of our reports dated February 28, 2005, relating to the consolidated financial statements, the effectiveness of Henry Schein, Inc.’s internal control over financial reporting and financial statement schedule, which appear in this Form 10-K.

/s/ BDO Seidman, LLP

New York, New York
March 4, 2005